UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     January 12, 2006

LINENS 'N THINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12381	22-3463939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Brighton Road, Clifton, New Jersey	07015
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code    (973) 778-1300

              Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02        Termination of a Material Definitive Agreement

The information contained in Item 5.02 is incorporated herein by reference.

Item 5.02        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Linens ’n Things, Inc. announced that Jack Moore ceased serving as President and Chief Operating Officer on January 12, 2006.  His final date of employment is not yet established.

Pursuant to his employment agreement dated November 29, 2004, in connection with a termination of employment without cause prior to a change in control, Section 10(c) provides for the executive to be entitled to, among other things, continued payment of two years’ base salary and two years’ target (80% of base salary) annual bonus, payment of base salary earned through the date of employment termination, a pro rata target annual bonus for the year of termination, settlement of all deferred compensation arrangements, and continuation of medical, health and life insurance benefits for up to two years.

Pursuant to his employment agreement, in connection with a termination of employment without cause following a change in control, Section 10(e) provides for the executive to be entitled to, among other things, a lump sum equal to two and one-half years’ base salary plus two years’ target (80% of base salary) annual bonus, payment of base salary earned through the date of employment termination, a pro rata target annual bonus for the year of termination, settlement of all deferred compensation arrangements, elimination of all restrictions on restricted stock units, immediate vesting of all outstanding stock options, the right to exercise vested stock options for the remainder of the applicable exercise period, and continuation of medical, health and life insurance benefits for up to two years.

A copy of his employment agreement can be found as Exhibit 10.4 to the Current Report on Form 8-K filed by the Company on December 3, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINENS 'N THINGS, INC.
Dated: January 17, 2006	By:	/s/ Brian D. Silva
	Name:	Brian D. Silva
	Title:	Senior Vice President, Human Resources, Administration and Corporate Secretary